EXHIBIT 99.1

Sevcon Targets Accelerated Growth With Acquisition of Bassi Srl

Adds Bassi Battery Charging and Power Management Systems Capabilities

Combination with Sevcon Advanced Motor Control Technologies Strengthens Sevcon as a
Leading Global Supplier of Industrial and Automotive Electrification Solutions

SOUTHBOROUGH, Mass., Feb. 01, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) today announced that it has acquired privately held Bassi S.r.l.  Based near Bologna, Italy, Bassi designs and manufactures battery chargers for electric vehicles. The Bassi product line includes fast charging technologies suitable for a wide range of electrification markets, including rapid, high voltage and high power sectors. Bassi also designs and manufactures power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications, as well as electronic instrumentation for battery laboratories. In 2015, Bassi generated approximately $16 million in annual sales and was profitable. The acquisition is expected to be immediately accretive to Sevcon’s earnings in the first year of combined operations, excluding transaction costs.

Bassi’s executive team will continue to manage the business. Bassi will operate as a division of Sevcon from its present facility and no changes in employment levels are anticipated.

Acquiring Bassi will enable Sevcon to:

•	Expand its addressable share of the high-growth vehicle electrification market by approximately 35%
•	Integrate battery charger and power management technology with Sevcon’s new GEN5 family of motor controllers to offer a unified suite of electronics for on-road vehicles
•	Pursue opportunities to cross-sell Sevcon products to Bassi customers
•	Sell Bassi’s products through Sevcon’s sales channel, including its joint venture in China, to access the Company’s large global customer base
•	Enhance earnings by adding an immediately accretive business

“This acquisition is an important milestone for Sevcon that we believe will accelerate our strategic growth and create significant long-term value for our stockholders,” said Sevcon President and Chief Executive Officer Matt Boyle. “Battery charging and power management represent a rapidly growing sector of the electrification market that is highly complementary to Sevcon’s products. Customers regularly ask for charging solutions in conjunction with our new Gen5 motor controller line, especially in high voltage and high power applications. Bassi has world-class technology that offers an attractive integration opportunity with the Gen5. By offering customers a broader product portfolio that eliminates motor controller/battery charger interoperability concerns, we believe we can secure a greater share of the on-road and industrial electrification markets.”

Bassi Srl Chief Executive Officer Andrea Bassi said, “We believe this transaction is an opportunity to combine two outstanding and complementary organizations. Sevcon’s 50-plus year record at the forefront of electric vehicle control technology mirrors our more than 40 years of experience in battery charging and power management. Both companies are recognized globally for their commitment to innovation and customer service. Operating as part of Sevcon will enable Bassi to grow faster than it could on its own, while providing Bassi customers with greater access to Sevcon’s industry-leading control technologies. Most important, we are joining an outstanding company with a history of consistent achievement and extraordinary opportunities for future growth.”

The acquisition was funded with cash provided under a five-year term loan facility provided by the New York City branch of the Italian bank Monte dei Paschi di Siena and Sevcon equity. Further details of the acquisition and the financing are available in the Form 8-K being filed today by the Company with the SEC and tomorrow’s first quarter news release and in the investor conference call at 9:00 a.m. ET on Wednesday, February 3.  Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company’s website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Bassi Srl

Bassi Srl is a privately owned company with global manufacturing and headquarters in Lugo di Ravenna, Italy. The Company has more than 40 years of experience in designing and manufacturing battery chargers for electric vehicles, power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications, and electronic instrumentation for battery laboratories. The Company’s portfolio includes a wide range of products from on-board units to products suitable for public charging infrastructure projects. Bassi’s world-class engineering and production teams specialize in providing complete turn-key battery charging and power management solutions to customers around the world, in markets where performance, efficiency and reliability are critical.  The Company sells its products mainly in the US and Europe, and has served more than 2,000 customers.

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the U.S., the U.K., France, China and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on- and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about the anticipated impact of the Bassi acquisition and Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: Customers of Bassi may not grow as predicted and demand for chargers may fall short of forecasts; we may not be able to successfully integrate the two companies’ operations and financial controls; we may not be able to combine the two companies product lines as effectively as we anticipate, and the market for the combined products may not be as great as we believe; there are risks inherent in Bassi’s sole source manufacturing that may hinder us from producing as much Bassi product as we anticipate; capital markets are cyclical and weakness in the United States and international economies may continue to harm our business; global demand for electric and hybrid vehicles incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric and hybrid vehicle markets who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see our most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@Sevcon.com